EXHIBIT A to the
CHIEF COMPLIANCE OFFICER AGREEMENT
by and between U.S. BANCORP FUND SERVICES, LLC,
ETF SERIES SOLUTIONS, and MICHAEL R. MCVOY

Amended and Restated November 17, 2014
SCHEDULE OF FUNDS OF TRUST FOR WHICH COMPLIANCE OFFICER IS
DESIGNATED AND APPOINTED TO THE POSITION OF CHIEF COMPLIANCE OFFICER

Fund Name	Adviser	Sub-Adviser	Date of Appointment

AlphaClone Alternative Alpha ETF	Exchange Traded Concepts, LLC	Index Management Solutions, LLC	May 13, 2013
Vident International Equity Fund	Exchange Traded Concepts, LLC	Mellon Capital Management Corporation	August 22, 2013
Vident Core U.S. Equity Fund	Exchange Traded Concepts, LLC	Index Management Solutions, LLC	November 14, 2013
Deep Value ETF	Exchange Traded Concepts, LLC	Mellon Capital Management Corporation	February 26, 2014
Falah Russell-IdealRatings U.S. Large Cap ETF	Exchange Traded Concepts, LLC	Mellon Capital Management Corporation	May 19, 2014
Vident Core U.S. Bond Strategy ETF	Exchange Traded Concepts, LLC	Mellon Capital Management Corporation	September 2, 2014
Validea Market Legends ETF	Validea Capital Management LLC		November 17, 2014
DH Valuation-Weighted ETF	Exchange Traded Concepts, LLC	Diamond Hill Capital Management, Inc.	November 17, 2014
Master Income ETF	Exchange Traded Concepts, LLC	Penserra Capital Management, LLC	November 17, 2014

IN WITNESS WHEREOF, the parties have executed this amended and restated exhibit as of the day and year written above.

U.S. BANCORP FUND SERVICES, LLC

/s/ Michael R. McVoy
Michael R. McVoy
Executive Vice President

ETF SERIES SOLUTIONS

/s/ Michael D. Barolsky
Michael D. Barolsky, Esq.
Vice President

COMPLIANCE OFFICER

/s/ Michael R. McVoy
Michael R. McVoy